NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES New York Stock Exchange LLC (the 'Exchange' or the 'NYSE') hereby notifies the SEC of its intention to remove the entire class of Common Stock (the 'Common Stock') of WCI Communities, Inc. (the 'Company') from listing and registration on the Exchange at the opening of business on August 21, 2008, pursuant to the provisions of Rule 12d2-2(b), because, in the opinion of the Exchange, the Common Stock is no longer suitable for continued listing and trading on the Exchange. The Exchange's action is being taken in view of the Company's August 4, 2008 announcement that it and approximately 130 of its wholly-owned subsidiaries had filed voluntary petitions to restructure their debt and capital under Chapter 11 of the U.S Bankruptcy Code in the U.S. Bankruptcy Court in the District of Delaware in Wilmington. 1. The Exchange's Listed Company Manual (the 'LCM'), subsection 802.01D (Bankruptcy and/or Liquidation), states that the Exchange would normally give consideration to suspending or removing from the list a security of a company when an ‘intent to file under any of the sections of the bankruptcy law has been announced or a filing has been made or liquidation has been authorized and the company is committed to proceed. 2. The Exchange, on August 4, 2008, determined that the Common Stock of the Company should be suspended immediately from trading, and directed the preparation and filing with the Commission of this application for the removal of the Common Stock from listing and registration on the Exchange. The Company was notified verbally and by letter on August 4, 2008. 3. Pursuant to the above authorization, a press release was immediately issued and an announcement was made on the 'ticker' of the Exchange immediately and at the close of the trading session on August 4, 2008 of the suspension of trading in the Common Stock. Similar information was included on the Exchange's website. 4. On August 4, 2008, the Company indicated in an e-mail that it formally waived its right to a hearing relative to the delisting of the stated Common Stock.